Exhibit 10.24

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

Wind Power Equipment Purchasing Contract

Machine: wind power equipment

Machine type: GCN1000-59

Seller’s contract no: GCN20100209-01

Buyer: Guoneng Fengshen (Beijing) New Energy Technology Co., Ltd

Seller: Wuhan Guoce Nordic New Energy Co., Ltd

Signing Date: Feb. 9th, 2010

Wind Power Equipment Purchasing Contract	1
Machine: wind power equipment	1
1. Definitions	3
2. Subject of Contract	5
3. Scope of Supply	5
4 Contract Price	6
5 Payment	7
6. Delivery and Transport	8
7 Packing and Mark	10
8 Technical Service and Liaison	12
9 Manufacture, Quality Control and Inspection	14
10 Installation, Debugging, Trial Run, Acceptance and After-sale Service	15
11 Warranty and Claim	15
12 Insurance	15
13 Taxes and fees	15
14 Subcontracting and outsourcing	15
15 Change, modification, suspension and termination of contract	15
16 Force Majeure	15
17 Settlement of Dispute of the Contract	15
18 Execution of contract and valid period	15
19 Others	15
Appendix 12 DNA authentification

Contract no: GCN20100209-01
Contractual parties:
Party A (hereinafter called the “Buyer”): Guoneng Fengshen (Beijing) New Energy Technology Co., Ltd
Party B (hereinafter called the “Seller”): Wuhan Guoce Nordic New Energy Co., Ltd
The contract is signed by and between Buyer and the Seller through friendly negotiation. The agreed items are as follows:

1. Definitions
The terms that are used in this document and in the appendices are hereby defined.
1.1 “The Buyer” refers to Guoneng Fengshen (Beijing) New Energy Technology Co., Ltd, including its legal successors and legal assigns.
1.2 “Seller” refers to Wuhan Guoce Nordic New Energy Co., Ltd, including its legal successors and legal assigns.
1.3 “Contract” refers to this document and all parts of its appendices, including amendments and supplements according to the contract.
1.4 “Contract Price” refers to the part specified in Article 4 herein.
1.5 “Effective date” refers to the effective date of the contract specified in Article 18 herein.
1.6 “Technical Materials” refers to documents (including drawings, various captions, standards and various kinds of software) related to the design, production, inspection, installation, debugging, acceptance and performance acceptance test of the wind farm, and files applied to the correct running and maintenance of the contractual wind farm.
1.7 “Contractual Equipments” refers to the machines, device, materials, things, special tools, spare parts and all other things that are to be supplied by the Seller in accordance with the contract.
1.8 “Performance Acceptance Test” refers to the test to be made in accordance with the requirements of appendix 1 herein for inspection the guaranteed performance value specified in the technical specifications.
1.9 “Pre-acceptance” refers to the acceptance by the Buyer on each of the contractual equipments after the result of the performance acceptance approving it meets the guaranteed value stipulated in the appendix 1 herein.
1.10 “Quality Warranty Period” refers to a two-year quality warranty on each of the contractual equipments to be effective from the date of the initial acceptance certificate.

1.11 “Final Acceptance” refers to the acceptance on each of the contractual equipments after the quality warranty period.
1.12 “Day, Month and Year” refers to the day, month and year by Gregorian calendar; “Day” refers to 24 hours; “Week” refers to 7 days; “Year” refers to 365 days.
1.13 “Contractual Wind Farm” refers to the Phase I of the Taonan Yongmao Wind Farm project in Baicheng, Jilin Province.
1.14 “Technical Service” refers to such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance related to the contractual equipments supplied by the Seller.
1.15 “Site” refers to the site of the contractual wind farm. It is the place where the Buyer will install the contractual equipments.
1.16 “Spare parts” refers to the parts that to be required for the operation and maintenance of the wind power equipment supplied by the Seller according to this contract. The spare parts list is shown in appendix 10.
1.17 “Commissioning” refers to the runs during the debugging stage of each system or equipment of the wind power generator sets and the commissioning stage of the wind farm.
1.18 “Generator sets” refers to a complete set of equipments consisting of blade, wind power generator sets, control system, wires and cables that are located above the ground foundation and excludes the tower frame and its supporting parts.
1.19 “Written Documents” refers to any document that is manuscript, typed or printed with sealed and or signature of the legal representative or its authorized person.
1.20 “Sub-contractor” refers to another legal person and her/his successor and an assignee with the approval of this legal person who are subcontracted within the contractual scope of supply by the Seller.
1.21 “Installation” refers to on-site assembly of the contractual equipments according to the drawings.
1.22 “Debugging” refers to the whole process of a wind turbine from start running to the completion of the performance acceptance.
1.23 “Equipment Defect" refers to such situations that the contractual equipments (including parts, raw materials, castings and forgings, and original parts etc.) may not meet the requirement of performance and quality standard specified in this contract as caused by design, fabrication error or ignorance of the Seller.

2. Subject of Contract
2.1 The Seller agrees to sale to the Buyer, and the Buyer agrees to purchase from the Seller the contractual equipments for the Buyer’s contractual wind farm.
2.2 Names, Specifications (Types) and Quantities of Equipments
   Name: wind power equipment
   Specifications (Types): GCN1000-59
   Quantity: 50 units
2.3 All the equipments supplied by the Seller shall be totally new, technologically matured, complies with the Nation’s environment protection standard, safe and complete, and is designed according to the standard with performance indicators satisfactory to the guaranteed value requirement as per the appendix 1 herein. Processes and raw materials that expressly prohibited by the Nation shall not be used.
2.4 Composition of the contractual equipment and description of the technical performance shall be referred to the appendix1 herein.
2.5 Supply scope of the contractual equipment shall be referred to the appendix 2 herein.
2.6 Technical data provided by the Seller shall refer to the appendix 3 herein.
2.7 Technical training provided by the Seller shall refer to appendix 4 herein.
2.8 Accessories and special tools provided by the Seller shall refer to appendix 10 herein.
2.9 Transportation and insurance responsible by the Seller shall refer to Clause 6 herein.

3. Scope of Supply
3.1 The contracted supply refers to the upper part above the flange face which is on the top of the tower (includes fasteners of the fixed machine part), and all wires, cables and so forth from the bottom to the machine. The breakdown of the supply scope shall refer to appendix 2 herein.
3.2 The contracted scope of supply includes required number of equipments, relevant technical materials, special tools, spare parts and consumables, necessary oil medium, personnel training and technology specification, transportation and insurance. Any item found during the execution process of the contract, which is missing and deficit and not listed in the invoice but should have been in the scope of supply by the Seller and is necessary for the requirement of the performance guarantee value of contractual equipment meeting technical specifications, the Seller shall be responsible for supplementing all the missing equipments, technical materials, special tools and spare parts, for which the incurred fees the Buyer does bear.

3.3 The contracted supply shall not include the tower frame, tower accessories, device for mounting the internal cable of the tower, bottom wires and foundation under the ground.

4 Contract Price
4.1 The total contract price is 2,475,000,000 Yuan RMB
4.11 Price of contractual equipment
The unit price for each of the contracted equipment is 4,950,000 Yuan RMB, and total contract price of 2,475,000,000 Yuan RMB is for 50 units of the contracted equipment; it includes the taxes, technical data expenses that related to the equipment shall be paid by the Seller; costs for insurance and package of the domestic-made supporting equipments for the contracted equipments as well as the transportation cost from the manufacturer factory to the Seller’s workshop or the Buyer’s site; taxes (tariff, custom, VAT etc) for loading and unloading, insurance, packaging and import of the foreign-made supporting equipments for the contracted equipments as well as the transportation cost from the manufacturer factory to the Seller’s workshop.
4.1.2 Accessories, technical data, technical service fees that stipulated in the appendix; costs for transportation, insurance for the Seller transport the contract equipments to the Buyer’s site shall be included in the contacted equipment price.
4.2 The contract price shall be a the price as per the Clause 3 Scope of Supply and Clause 6 Delivery Condition, and shall be a fixed price within the contracted period.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

5   Payment

5.1   Currency applied in this contract is RMB.

5.2   Terms of payment: bill of exchange or telegraphic transfer.

5.3   The contract price shall be paid in accordance with the following terms:

5.3.1  Within [****] from the effective date of the contract, the buyer shall pay [****] of the [****], i.e. [****], to the seller as advance payment which shall be used for purchasing the spare parts and materials of the contractual equipment by the seller. And the seller shall issue formal financial receipt with corresponding amount.

5.3.2  When the manufacture progress of each set of equipment reaches [****] (namely all the materials of “wheel hub, gear box, generator, main control cabinet, yaw system arriving at the factory for assembly, and the blade” are complete), the seller shall notify the buyer in writing. Buyer shall pay [****] of [****], i.e. [****], to the seller within [****] after receiving seller’s written notice, and the seller shall issue formal financial receipt with corresponding amount. Upon completion of the above procedures, the buyer may notify the seller to deliver the products.

5.3.3  With each set of the contractual equipment arriving at the site, the buyer shall pay [****] of [****], i.e. [****], to the seller within [****] upon inspection and receipt. And the seller shall issue formal financial receipt with corresponding amount.

5.3.4 Within [****] after the completion of the installation and debugging of each set of equipment, the buyer shall pay [****] of [****], i.e. [****], to the seller. And the seller shall issue formal financial receipt with corresponding amount.

5.3.5  After signing the pre-acceptance certificate for each set of equipment, the seller shall issue the VAT invoice with [****] of [****], i.e. [****] [****], to the buyer. And buyer shall pay [****] of [****], i.e. [****], to the seller within [****].

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

5.3.6 After the [****] quality guarantee period of each set of equipment expires, the buyer shall issue the final acceptance certificate of such equipment and pay [****] of [****], i.e. [****], to the seller as quality guarantee deposit within [****]. In case of any issues concerning the compensation or penalty, the two parties shall make settlement of them together with the above payment upon reaching agreement by consensus.

5.3.7 The actual payment date of all the payment time shall be subject to the issue date of buyer’s bank; if the payment is failed to be made within specific period, the buyer shall pay penalty from the specific date according to Article 11.11.

6. Delivery and Transport
6.1 The delivery date and sequence of this contract equipment shall meet the requirement of equipment installation progress and sequence of the project to guarantee the timeliness and completeness of equipment (complete set shall be delivered at the site). Specific delivery plan refers to the appendix 7.
6.2 Model and place of delivery: the delivery shall be taken place on site of the Buyer’s transportation vehicle and to be delivered to the project site of the Buyer.
6.3 The technical data shall generally be delivered via express post. The Seller shall, within [****] after the technical data is delivered, notify the Buyer by facsimile on the post date, post number, list of the technical data, number of the documents and weight, contract number and so on..
6.4 After [****], the ownership shall be transferred to the Buyer while [****]. The Seller shall [****], and the [****].

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

6.5 The actual delivery date of the contracted equipment shall be the date when the goods are [****]. The date shall be the base for the calculation of liquidated damages for delayed delivery.
6.6 Once the Seller completes the production of contracted equipments shall manage the delivery upon receipt of the Buyer’s notification. With [****] after the goods are packed and delivered, the Seller shall notify the Buyer the following materials:
Contract No.;
Goods delivery starting date;
Quantity of goods, codes and price of goods;
Gross weight of goods;
Total volume of goods;
Total packed quantities;
Handing-over railway station/dock name/vehicle license No./ship License No. and waybill No.;
a）Names, weight, volume and quantities of each product exceeding 20 tons in weight and 9m×3m×3m in size. Center of gravity and hoisting point must be indicated for each piece of such equipment (part) with sketches attached.
For special products (equipments or substances having special requirement for environmental factors such as temperature and vibration and explosive, flammable and poisonous substances and other dangerous products), special indications must be made for its name, code, quality, special protective measures, storage method and accident treatment methods.
6.7 Before the ending of quality guaranteeing period, in case that spare parts in the Buyer’s storage for replacing damaged equipment or parts are used because of the damage or potential deflect caused by the Seller’s error or neglect, the Seller shall [****], and the Seller shall [****] with the knowledge of the Buyer.
6.8 The Seller shall provide the Buyer batch by batch with technical materials needed for wind farm design, construction supervision, debugging, test, inspection, training, running and maintenance which satisfy the normal operation of the contracted equipments. The Seller shall give the technical materials to the Buyer with express mail or delivery within [****] after the execution of the contract. Each set of technical materials shall contain one original and six duplicate copies of a detailed packing list.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

6.9 The actual delivery date is considered as the postal mark date on the consignment notice of the postal department. If it is found that technical materials are missed, lost or damaged after checked by representatives of the Buyer or Seller, and not caused by the Buyer, the Seller shall supplement and provide to the site the missed, lost or damaged parts thereof for free within [****] ([****] for urgent affairs) upon receiving notification of the  Buyer. If the Technical materials are missed, lost or damaged because of the Buyer, the Seller shall supplement and provide to the site the missed, lost or damaged parts thereof within [****] ([****] for urgent affairs) upon receiving notification of the Buyer and the fees are born by the Buyer.
6.10 As a result of the Buyer’s requirement on the Seller for postponing the delivery (as the equipments are manufactured and paid according to Clause 5.3.2), the Buyer shall notify the Seller in written and bear storage fee and necessary maintenance fee.
6.11 Any delayed deliver as a result of the Buyer’s delayed payment, the Buyer shall be responsible, and subsequent delivery schedule will be extended accordingly.
6.12 Mailing address of technical data: 4th Floor, 2nd Bldg, #27, Bei Tai Ping Zhuang Road, Haidian District, Beijing, China.
7 Packing and Mark
7.1 All the goods delivered by the Seller shall comply with provisions of the Nation’s standard on packing, storage and shipping direction mark and firm packages applicable to long-distance transport, repetitious moving, loading and unloading specified by the national supervisory organ. The packaging shall be complete and intact during transport, loading and unloading process equipped with vibration-reducing and impact-proofing measures. If the packages can not prevent the equipments from damages caused by vertical and horizontal added speed during transport, loading and unloading process, the Buyer shall solve the problem in the design structure of equipments. The packaging shall be equipped with protective measures for preventing humidity, mold, corrosion and rust when needed according to equipment characteristics. Consider to prevent freezing when in severe winter. Deliver the goods safely to the installation site, ensuring there is no any damage or corrosion of the goods. Before product packaging, the Seller is responsible for inspection and cleaning without foreign things left and guaranteeing complete parts and components.
7.2 The Seller shall clearly mark component No. and part No. in the installation daring for each bulked parts and components within the packing box.

7.3 The Seller shall print the following marks at the four neighboring sides of each packing box in Chinese characters with striking unfading paint.
Contract No.;
Shipment destination/dock;
Names of company for supply and receive;
Name of equipment, set No. and drawing No.;
Box No./Piece No.;
Gross weight/net weight (kilogram);
Volume (length×width×height, expressed with mm).
For goods with or exceeding two tons, the side of the packing box shall be indicated with center of gravity and hoisting point with common mark and pattern for the convenience of loading, unloading and transport. According to the goods features, different requirement for loading, unloading and transport, such words as “gently place” “no upside-down” and “anti-rain” shall be brushed on the packing box.
7.4 For nude packed goods, the above mentioned relevant contents shall be indicated with metal label or directly on the equipment. Large goods shall be equipped with sufficient support or packing cushions.
7.5 Within each packing box, detailed packing list for names of sub-items, quantity, price and set No., qualification certificate and related equipment technical materials etc. shall be attached.  One technical instruction and one quality certificate for product acceptance respectively should be in the packing box of the purchased parts. Another two packing lists shall be sent by mail.
7.6 Spare parts shall be packed respectively according to each set of equipment, and indication shall be made at the external side of the packing box as one-time delivery.
7.7 Spare parts, special tools shall be packed separately according to the Clause 7.3, and shall be marked as “spare parts,” “special tools”
7.8 Bulked parts for equipment of each set shall adopt good packing method and put into suitable box, and send out within one vehicle if possible to reduce transport fees.
7.9 Latticed box and/or similar packages shall be capable of containing equipments and spare parts that may not be stolen or damaged by other substances or rain.
7.10 All ports of all pipes, pipe fittings, valves and other equipments must be protected with covers or otherwise properly protected.
7.11 The Seller and/or other sub-contract shall not indicate any two boxes with one box No.

7.12 For goods with bright and cleaning process surface in need of accurate assembly, the process surface shall be protected with fine and durable layer (no paint is allowed) to prevent the occurrence of rust corrosion o r damages before installation.
7.13 The Seller shall use packages applicable for long-distance, repetitious moving, rain prevention and humidity prevention for the technical data delivered. The cover of each technical material package shall indicate the following contents:
Contract No.;
Names of supply and receiving units;
Destination station/dock;
Gross weight;
Box No./Piece No..
Within each material package, one original and two duplicate copies of a detailed list of technical materials indicating Technical materials’ sequence No., Document Item No., Name and pages shall be attached.
7.14 Where the good are damaged or lost because of the bad packing or keeping of the Seller, anytime or anywhere, once validated, the Seller shall be responsible for timely repairing, replacement or compensation. When the goods are damaged or lost during the transport, the Seller is responsible for negotiate with insurance company and transport-undertaking department, and at the same time shall supplement the goods as soon as possible to the Buyer to meet the demand of construction period.
7.15 The Seller shall make special marks on the special package boxes, package frame, and transportation bracket and so on, which shall be collected back by the Seller after such goods are delivered and counted. The Buyer shall be obligated for assistance.
7.16 Within 5 working days after the equipment transport, the Seller shall inform the Buyer of storage and transport methods with fax and the Buyer shall strictly follow the direction as possible.

8 Technical Service and Liaison
8.1 The Seller shall timely provide such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance. The provision schedule shall be implemented as per appendix 7 herein.

8.2 The Seller shall send representatives to the site of the contractual wind farm to provide technical service and instruct the Buyer through the process of installation, partial commissioning, debugging and start-up according to the Technical materials from the Seller. And the Seller shall also be liable for settlement any problem concerning manufacture quality and performance that arises during installation, debugging and commissioning.
8.3 Both parties shall determine the frequency, time and place of the technical liaison meeting within 30 days after the contract comes into effect.
8.4 In case there are big problems that call for the immediate negotiation of both parties, either of the two parties can propose a meeting and generally the other party shall agree to attend the meeting.
8.5 As to each meeting and other types of liaison, the meeting or liaison minute shall be signed and enforced by both parties. In case the contract terms and conditions are to be amended, it shall be approved by the legal representative or its authorized personnel of both parties and the amended version shall be the standard.
8.6 In case the Seller is to amend the scheme for installation, debugging, running and technical service proposed by the Seller and confirmed by both parties at the meeting, the Seller shall inform the Buyer in written form for confirmation. In order to meet the requirements of site conditions, the Buyer has the right to suggest alteration or amendment and shall inform the Seller in written form. The Seller shall take full consideration and meet the requirements of the Buyer as possibly as it can.
8.7 Either the Seller or the Buyer has the right to distribute the materials related to the contractual equipments provided by the counterpart to all parties involved in the project, and no forms of tort thus arises. However, in no circumstances shall the materials be provided to the third party who is not involved in the project.
8.8 As to the materials of the Seller and the Buyer which are sealed with “CONFIDENTIAL”, both parties undertake the confidentiality liabilities and obligations.
8.9 In case the Seller’s sub-contractor needs part of the technical service related to the contractual equipments or works in the site, it shall be organized by the Seller and approved by the Buyer. All the expenses shall be borne by the sub-contractor itself.
8.10 The Seller (including subcontracting and outsourcing) shall undertake the full liability for supply, equipment, technical interface and technical service that are confirmed by the Seller and relating to the contract.

8.11 As to other equipments connected with the contractual equipments, the Seller is under the obligation to provide interface and technical assistance, for which expenses occurred in addition to the contract shall be borne by the Buyer.

9  Manufacture, Quality Control and Inspection
9.1	Manufacture
9.1.1	Seller’s manufacture, assembly and debugging of the contractual equipment shall be strictly in accordance with the design drawing, technical standard and process requirements.
9.1.2
The raw material, parts and auxiliary equipment, outsourcing processing piece purchased by the seller for the contractual equipment shall get through the acceptance in accordance with the drawing, technical requirements and corresponding standards before putting it into operation.

9.1.3	During his manufacture of the contractual equipment, the seller shall make detailed records on the process flow strictly according to the process requirements.
9.2	Quality control
9.2.1	Seller shall carry out all-through quality control on the manufacture of the contractual equipment strictly according to ISO9001 Quality Management System.
9.2.2
Seller shall, in accordance with the quality requirements of the contractual equipment, following the process flow, compile the quality control point, quality control outline and quality control recording form during the production, to make the production quality control meet the quality function of the products.

9.2.3
Seller shall, on the basis of the contractual equipment quality control outline and in accordance with the quality index of all quality control points, carefully fill the quality control recording form, to make it serve as the basis for judging the qualification of the products.

9.2.4
With the completion of factory manufacture of the contractual equipment, as well as the installation, debugging and acceptance of the wind farm fan, the seller shall conduct all-round tracking management on the quality condition, timely feed back quality information and take active measures on correction and precaution.

9.3	Inspection
9.3.1
The raw material, parts and auxiliary equipment, outsourcing processing piece purchased for the contractual equipment shall get through strict inspection; their performance, dimension and other technical indexes shall fully meet the design requirements.

9.3.2
During the assembly of the contractual equipment, inspection shall be strictly carried out in accordance with the process requirement. With the completion of the assembly, item-by-item inspection shall be carried out in accordance with the factory’s debugging outline, and only the qualified equipment can leave the factory.

9.3.3
After receiving buyer’s delivery notice, the seller shall transport the contractual equipment to the buyer’s designated place. Then sell’s personnel shall hand over the equipment to the buyer’s personnel and take photo for filing, as well as sign the equipment transfer sheet which shall be kept with due care by the buyer.

9.3.4
After the erection of the contractual equipment on site is completed, sell’s personnel shall carry out debugging on the equipment according to the site debugging outline, make detailed inspection records, issue the test report and sign pre-acceptance certificate.

9.4
Buyer shall be entitled to make quality supervision on the whole process of the manufacture, installation and debugging of the contractual equipment without any impact on sell’s normal production in general; be entitled to get acquaintance, review and copy the examination & test report and result, as well as provide convenience to the working and living.

10	Installation, Debugging, Trial Run, Acceptance and After-sale Service
10.1
The buyer shall implement the installation, running and maintenance in accordance with the technical materials, inspection standards and specifications provided by the seller. And the seller shall dispatch personnel to participate in if necessary.

10.2	When the buyer’s project site is well prepared for installation, he shall notify the seller’s personnel to participate in writing.
10.3
Before the installation of the contractual equipment, seller’s and buyer’s personnel shall make confirmation on installation method and requirements, as well as participate in the all-through installation. Besides, they shall jointly carry out necessary inspection to the installation quality and sign the installation completion document.

10.4
After the installation of the contractual equipment is finished, the seller shall dispatch personnel to carry out debugging and trial run for the set. Seller shall be responsible for the debugging of the single machine system and buyer shall be responsible for the debugging of the wind farm system. Seller shall solve equipment problems during the debugging as soon as possible. The time needed for solving equipment problems shall not exceed 2 month; otherwise it will be treated as delaying construction period if the time delay is attributed to the seller.

10.5
Acceptance test shall be conducted after the debugging of all the sets is completed, and the sets run safely, consecutively and stably for 500 hours without fault. The buyer is responsible for this acceptance test and the seller participates. After the performance acceptance test is completed, the buyer shall sign the contractual equipment performance pre-acceptance certificate with the seller within 10 days. If the contractual equipment can not reach one or several indexes specified in Appendix 1, it is treated according to Article 10.6 and 11.7.

10.6
If the first performance acceptance test can not reach one or several performance guarantee values specified in Appendix 1, both parties shall analyze the reasons together and clarify liabilities which shall be born by the responsible party for taking measures, and conduct the second acceptance test within 3 months after the completion of the first acceptance test.

10.7
After the second performance acceptance test, if there are still one or several indexes that can not reach the performance guarantee values specified in technical specification of this contract, both parties shall study and analyze reasons together and clarify liabilities: if it is attributed to the seller, Article 11.7 of the contract shall be executed; if it is not attributed to the seller, this contractual equipment should be considered as passing the performance acceptance, and within 10 days thereafter, the representative of the buyer will sign the performance acceptance certificate of this contractual equipment together with the representative of the seller. But the seller is still obligatory to take measures with the buyer to make the performance of the contract equipment to reach the guarantee value.

10.8
After 6 months from the arriving date of the contractual equipment, if the trial run installation, debugging and performance acceptance test of the contractual equipment can not be carried out attributed to the buyer, it shall be regarded as passing the final acceptance, and within 10 days hereafter, the buyer shall sign the final acceptance certificate together with the seller. After 12 months, it shall be regarded as passing the final acceptance, and within 10 days hereafter, the buyer shall sign the final acceptance certificate together with the seller.

10.9
360 hours after the stable running without any fault of the contractual equipment, if the delaying period of the performance acceptance test caused by the buyer exceeds 5 days, within 10 days thereafter, the buyer shall sign the performance acceptance certificate of the contractual equipment together with the seller.

10.10
Whether the performance acceptance test of the contractual equipment is made once or twice, the buyer shall be handed over to the buyer for running and management, as well as necessary maintenance as required from the issue date of the preliminary acceptance certificate. The buyer shall issue the final acceptance certificate within 5 days after 24 months from the issue date of the pre-acceptance certificate.

10.11
After the circumstance in Article 10.8 occurs, the seller shall assist the buyer to conduct the equipment’s installation, debugging and first performance acceptance test as required in the contract. If the second performance acceptance test is required, buyer shall pay expense to seller as calculated according to Article 10.12.

10.12
Anytime during the process of executing the contract, for the request of the seller on checking testing, retesting, repairing or replacing work out of the need of the seller’s responsibilities, the buyer shall make arrangement to cooperate with the above mentioned work. The seller shall bear fees for repairing, replacement or labors. If the seller entrusts constructor of the buyer to process and/or repair and replace equipment, or there is re-work caused by the error of the design drawings of the seller, instruction errors of the seller, the seller shall pay fees to the buyer according to the following formula: (all the fees are calculated according to the rate at the time when the fees happen). Similarly, if the seller shall carry out the above work additionally attributed to the buyer, the buyer shall bear the corresponding expense.

The expense calculation formula is as follows:

P=ah+M+cm

Among which: P – total fees (Yuan)

a – labor fee (Yuan/hour · person)

h – person time (hour · person)

M – material fee (Yuan)

C – set & shift number (set · shift)

M – set & shift fee for each equipment (Yuan/set · shift)

10.13
Seller shall agree that after the final acceptance of each set of equipment is completed, he shall continue to provide the seller with spare parts to maintain the contractual equipment’s normal running. If the seller intends to stop providing or can not provide some of the spare parts, the seller is liable for notify the buyer in advance, so that the buyer shall get sufficient time to seek for appropriate suppliers for the spare parts needed. Besides, the seller shall also provide the drawing, technical specification and any other necessary assistance.

10.14
After the pre-acceptance of each set of equipment is completed, when the buyer carries out the shutdown inspection and repair, the seller is liable for dispatching technician to participate in such inspection upon buyer’s requirements at any time.

11 Warranty and Claim
11.1 The warranty period shall be within 2 years since the pre-acceptance certificate of each set of equipment is released. The 2 parties could sign the final acceptance certificate within 10 days after the expiration of the warranty period, triple copies of both original and duplicate. Seller will not guarantee the cost caused by abnormal operation or maloperation as well as normal wear.
11.2 Seller guarantees all the equipment to be supplied under this contract is fresh new. Equipment must be fabricated with advanced, mature technology and best quality. Equipment must demonstrate reliable and economical operation and is easy for maintenance.
11.3 Seller guarantees the technical materials to be provided as required in the technical specification under the contract are integral and the contents are correct and accurate. Such documents must accommodate design, installation, commissioning, operation and maintenance of contract equipment.
11.4 During performance of contract, if the equipment provided by seller is found defective and Technical materials are of mistakes or rework or scrap due to negligence by technicians of seller, seller should immediately make repair or replacement at its own cost. If replacement is needed, seller shall take over all the costs to be incurred from occurrence to the installation of new equipment is completed.
11.5 If the buyer fails to follow the technical document, drawings, instructions or follow the instructions given by site service technicians of seller while carrying out construction, installation or commissioning and such actions lead to equipment damage, the buyer will assume responsibility for replacement and repair. However, seller has the obligation to provide needed replacement parts. For parts urgently requested by the buyer, seller should arrange the fastest delivery at its own cost.

11.6 Within 30 days after the each party receives the claims form, they should send the claims in written form, or it will be considered accept.
11.7 If equipment fails to maintain requirement as specified in the specification for the warranty period due to fault on side of seller, then the buyer has rights to make claim. Seller should take possible actions within 1 month of the notice. If such actions fail, the seller shall pay a penalty according to the power curve (appendix 9), 1% of unit price of equipment as penalty in case 1 point decreasing in the power curve referring to the contract, however is maximum 5% of the total value of the goods. After seller pays penalty, it still has the obligation to provide technical service to the buyer and take all the possible actions needed to maintain performance of such equipment.
11.8  For serious defects with contract equipment during warranty period due to fault on side of seller, that is, five main components (blade, gear box, generator, yaw system, and electrical control system) cannot continue the operation due to such defects and need to be replaced as a unit, then the warranty period for such components will be prolonged starting from the date of replacement.
11.9 If seller fails (except for force majeure) to deliver the goods to the schedule in the contract not because of the fault on side of the buyer, the buyer has rights to claim penalty against seller based on following rates:
A. When delivery is delayed for 1-4 weeks, for each week, the penalty is 0.20% of the delayed amount.
B. When delivery is delayed for 5-8 weeks, for each week, the penalty is 0.30% of the delayed amount.
C. When delivery is delayed for over 8 weeks, for each week, the penalty is 0.50% of the delayed amount.
For above calculation, if the delay is less than 1 week, then it won’t be used in the calculation. However, total of the penalty from the delayed delivery of equipment under the contract will not exceed the total amount of contract equipment by 5%. Price reduction or indemnity does not relieve seller of his reliabilities during warranty period. Seller paying penalty does not relieve seller of the obligation to continue the delivery of contract equipment. 11.10 If additional costs occur to seller due to delay to civil, mechanical or electrical works, the seller will make claim request to the buyer. Such compensation will include labor cost, travel cost, inventory, maintenance cost and cost caused by all the above items. The time period for maintenance, inspection and acceptance shall be prolonged accordingly.
11.11 The seller shall pay for the advanced payment, progress payment and final payment according to the contract on time after the contact is valid, (the calculation time shall be the date seller receives the payment). If the buyer fails to pay for the relevant money on time, the seller can delay the delivery and the period for installation and maintenance, the inspection and acceptance date will be prolonged accordingly. Besides, the buyer shall pay for the penalty to the seller according to the following provisions:

A. When payment is delayed for 4 weeks, for each day, the penalty is 0.30% of the delayed amount.
B. When payment is delayed for 4-12 weeks, for each day, the penalty is 0.40% of the delayed amount.
C. When payment is delayed for over 12 weeks, for each day, the penalty is 0.50% of the delayed amount.

12 Insurance
12.1 Seller shall insure the goods at their cost against damage in transport upon the contract covering 100% of invoice value against all risks in favor of the setters. The insuring transport is from the seller’s factory to the buyer’s site. (Discharging not included)
12.2 Seller will pay all the insurance for the people they sent to site.

13 Taxes and fees
13.1 Seller shall pay all the taxes and fees rated to this contract in accordance with applicable national tax laws, codes and regulations.
13.2 The prices contained in this contract are tax included. Taxes and fees for equipment, technical materials, service (including transportation) and imported equipment/parts are all included in the contract prices and will be paid by seller.

14 Subcontracting and outsourcing
14.1 The rights and obligations of the contract may not be assigned in whole or in part without the prior written consent of the other party.
14.2 The five major componets of wind turbine shall not be subcontracted at one’s option. In case the subcontractor shall be changed, the seller shall have the written consent of the buyer on the contents and ratio of subcontract items.
14.3 Technical service for the outsourcing materials/components/equipment under subcontract will be handled according to clause 8.9, 8.10 and 8.11.
14.4 Seller assumes all the liabilities for all the subcontracted outsourcing materials/components/equipment under the contract.
14.5 Seller has the right to purchase itself qualified materials/components/equipment etc.in high performance.
14.6 The buyer has the rights to access workshops or other places at designated subcontractors and suppliers to investigate their ability and quality. The seller shall cooperate any investigation.

15 Change, modification, suspension and termination of contract
15.1 Once contract becomes effective, neither party is allowed to make and unilateral and arbitrary modification to contracts (including appendices). But under normal circumstances, either party could offer a proposal of change, modification, suspension and termination of contract and should be consent and signed by both parties. It should present a detailed description if there’s any change or modification on price and/or delivery date of the contract. After the unanimous consent of both parties, this Agreement will come into effect upon signature.

15.2 In case either party has violation or refuses to perform the contract, the other party will notify such party in writing. The violating party will within 15 days of the notice will make corrections to such violations or refusal. If corrections cannot be corrected in 15 days, correction plan is needed. If correction fails or correction plan cannot be proposed, the other party will reserve the rights to terminate in partial or in full the contract. For such termination, the other party will not issue change order. All the costs, fees and claims incurred from this will be the liability of the opposite party. If there are other clauses available with regards to such violation, such clauses will be applied for.
15.3 During term of contract, if the contract cannot be further performed due to change to national planning, the seller and/or the buyer can propose to the other party to terminate or modify affected clauses.
15.4 If the returned goods are requested by the buyer during term of the contract, the buyer will pay penalty to the seller. Such penalty will be 10% of the amount for returned equipment. Also losses caused to seller will be paid to the seller.
15.5 If the equipment cannot be delivered due to fault on seller side, the seller will pay penalty to the buyer. Such penalty will be 10% of the amount for returned equipment. Also losses caused to the buyer will be paid to the buyer.
15.6 In the event of termination of contract caused by force majeure, the seller shall be held responsible to safekeeping all the buyer’ documents, information, equipments and materials before the buyer taking them away. And all the expenses shall be covered by buyer. In case of termination of contract in part, the other part of contract shall be still valid.

16 Force Majeure
16.1  Force Majeure means that when signing the contract , the incidents unforeseeable , unavoidable , and unsolvable , including but not limited to severe natural disaster or calamity (such as typhoon , flood , earthquake , fire or explosion etc.) , war (no matter declared or not) , rebellion , commotion etc . Any party of the contract , because of force majeure, and execution of the contract was influenced , will delay the time limited of pursuing the obligation of contract with the time limit equal to the duration of force majeure , but can not adjust the price of the contract due to delay caused by force majeure.

16.2 The party influenced by force majeure should notify by fax about the detail of force majeure to the other party after happening of force majeure, and within 15 days delivered the proving documents issued by the authority to the other party, the party influenced should try his best to reduce the influence and the delayed caused, once the influence of force majeure is finished, he should notify the other party.
16.3 If both party estimate that the influence of force majeure might be prolonged to over 120 days, each party should solve the execution problem of this contract through friendly negotiation. (including delivery, installation, commissioning and acceptance etc.).

17 Settlement of Dispute of the Contract
17.1 All disputes in connection with this contract or the execution thereof shall be settled amicably through negotiation. In case no settlement can be reached, they may be submitted to arbitration by the higher level sector. In case still not settled, they may then be submitted to arbitration by the arbitration institute. The arbitration award shall be binding upon both parties.
17.2 Unless otherwise agreed, the contract shall be continuously executed during the course of arbitration except the part which is under arbitration.
17.3 Place of arbitration: Beijing
17.4 Arbitration institute: Beijing Arbitration Commision

18 Execution of contract and valid period
18.1 The contact shall come into force upon the formal signature and stamp of the two parties. (The authorized representative shall offer written authorization )
18.2 Validity: from the date that the contract comes into force to the date that all the acceptance certificate of all equipments are released, all settlement of claims and the payment are done.

19 Others
19.1 The contract is ruled by People’s Republic of China law.

19.2 The appendices of the contract are integral parts of the contract. The contract and the appendices is equally authentic.
19.3 The documents, information disclosed by parties shall not be disclosed to any third party unrelated to the contract, only if used by two parties executing the contract.
19.4 The rights and obligations of the contract may not be assigned in whole or in part without the prior written consent of the other party.
19.5 Seller guarantees that when the buyer using the goods or any part of the goods, not be impeached by third party for violation of his patent right, brand right or industrial design right. When any third party raises compensation for violation, the seller should inform the buyer as soon as possible in 7 days and response to the third party for settlement, and should bear the legal and economical responsibilities caused hereinafter.
 19.6  Any mail communication notification or requirement , if is written formally and sent to the following address by people , or registered mail , air mail , telecommunication or fax , after getting confirmation by the people of other party and/or by communication equipment , will be deemed as having been formally accepted by the other party.
19.7 For the contents of the contract, the Chinese version shall prevail. All the documents, technical information, specification, meeting minutes and mails etc related to the contract. shall be written in Chinese, and the standard will be Chinese.
19.8 This contract is made out in four copies, two held by each party in witness thereof.

Party A(the buyer): Guoneng Fengshen (Beijing) New Energy technology Ltd. Ltd.

Legal representative (signature):
Date :

Party B(the seller): Wuhan Guoce Nordic New Energy Co,.Ltd

Legal representative (signature):
Date :